BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150303

Filed in the office of	Document Number
Barbara K. Cegavske	20150076449-38
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/19/2015 4:30 PM
	Entity Number E0038682014-4

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Orbital Tracking Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1 is deleted in its entirety and amended and restated to state:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue four million (4,000,000) shares of Series C Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock").

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.